Exhibit 99.1

                                 COMPANY UPDATE
August 17, 2001

Dear Cardinal Shareholder:

The second quarter of 2001 has been an active one for all Cardinal associates marked by solid growth and the introduction of our President's Club premium 4.00% APY* (Annual Percentage Yield) relationship interest checking account.

In the three months ended June 30, 2001, the net loss was ($665,000) before payment of dividends on preferred stock. This compares favorably with the first quarter operating loss of ($903,000). These results include the operations of Cardinal Bank - Potomac (formerly The Heritage Bank) acquired in a merger with Heritage Bancorp, Inc., effective September 1, 2000. After payment of dividends on preferred stock, the net loss for the quarter ended June 30, 2001 was ($793,000) or ($0.19) per common share. This improvement from quarter to quarter is an important milestone for the Company.

During the second quarter, the Federal Reserve Bank reduced interest rates 75 basis points. This reduction followed on the heels of reductions of 200 basis points in the first quarter. The Company anticipates another 25 basis point reduction in August. These rapid interest rate reductions have significantly reduced the interest income that most banks earn, including Cardinal. The short-term downward pressure on our net interest margin will ease as we reduce interest expense over the course of the summer. During this period the majority of our most expensive fixed rate liabilities matures and renewal or replacement liabilities will be issued at lower cost.

Having completed the initial building phase of our start-up plan, our objective is to achieve profitability. Our focus this year is to maintain our sound loan production and to increase fee income while reducing expenses and deposit interest costs. In order to operate the Company more efficiently, based on strategic planning that has continued since last November, we intend to merge Cardinal Bank - Dulles, N.A. and Cardinal Bank - Potomac into Cardinal Bank, N.A. We can serve the Alexandria, Fairfax, Tysons Corner and eastern Loudoun markets with one larger, well-capitalized community bank while eliminating most of our inter-bank transactions. The merger will not affect Cardinal Bank-Prince William/Manassas, N.A. or Cardinal Wealth Services, Inc., our investment affiliate. We are confident that the merger will not compromise the delivery of superior personal service to all our customers, nor will it adversely impact our growth. It will, however, enhance our earnings momentum.

The combined bank will begin with total assets of about $179.0 million, total deposits in excess of $153.0 million, and equity in excess of $14.3 million and operate 6 branches located in the City of Alexandria, Sterling, Reston, the City of Fairfax, Tysons Corner and McLean. Cardinal Bank, N.A. will retain its name, and Kevin Reynolds will be President of the combined bank. Greg Wheeless, current President of Cardinal Bank - Dulles, N.A. will become Executive Vice President of the combined bank and head of the $150.0 million commercial function for the bank. In this capacity, Greg will continue leading his teams in the Reston, Loudoun and Tyson's markets, as well as with his executive management duties for the Company. As previously announced, Carl Dodson, current President of Cardinal Bank - Potomac has been promoted to Chief Operating Officer of the Company. We expect to complete the changes by the end of the fourth quarter subject to regulatory approval.

The changes will make our Company less complex, and it will not alter our basic commitment to our community banking strategy. The relationship between our Company and Cardinal's most valuable assets, our customers, will not be interrupted. Cardinal relationship bankers will continue to serve their same customers in their same markets just as they have since our inception three years ago. Cardinal customer accounts will be virtually unaffected by the change. The consolidation will result in meaningful economies for our Company and will be transparent to our customers.

Cardinal Bank - Manassas/Prince William, N.A., which celebrated its second anniversary on July 26th, was profitable for the second quarter and is expected to remain profitable for the year. While Cardinal Wealth Services, Inc. is not expected to be profitable for the full year, it reported two modestly profitable months this quarter, and our experienced Cardinal advisors continue to perform at or above our expectations.

Two prestigious business groups honored the Company in this quarter. Cardinal Bank - Dulles, N.A. received the distinguished "Best of Reston" award from the Reston Chamber of Commerce for its "outstanding" work in that community. The Fairfax County Chamber of Commerce awarded the Company its famed "Blue Diamond Award" award in recognition of the growth and stability we have achieved in just three years of operation. We are very proud of our employees' execution of our "Cardinal Rules" that define our service promises to our customers and our communities.

Our views regarding our progress remain bullish, and our future remains unchanged despite the uncertainty with the economy, financial markets and interest rate environment. We immensely appreciate the support we receive from our shareholders, customers and dedicated employees.

                              "Hands on knowledge,
                           Hands on Financial Services
                                    Anytime,
                                    Anywhere"


Sincerely,

L. Burwell Gunn, Jr.                          John H. Rust, Jr.
President & CEO                               Chairman of the Board




*The 4.00% Annual Percentage Yield (APY) rate quoted above is as of May 1st, 2001 and is subject to change. For each day the balance in the President's Club Account remains at or above the $10,000 threshold, the customer will be paid a premium rate of interest. For the days when the balance falls below the threshold, the customer will be paid a standard rate of interest. If the combined balances fall below $20,000 at any time during a month, the customer will be charged a $25.00 fee for that month, which may reduce earnings. Standard credit criteria apply to Installment loans and Visa Credit cards. Bill payer is free up to 15 bills per month, after which there is a standard charge. The President's Club Account is subject to other limitations and can be modified or discontinued at any time.

Forward-Looking Statements
Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.